Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2015 RESULTS

DALLAS – (BUSINESS WIRE) – November 3, 2015 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the third quarter of 2015. Company highlights for the third quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude four communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below)

•	Revenue in the third quarter of 2015, including all communities, was $104.4 million, a $5.9 million, or 6.0%, increase from the third quarter of 2014.

•	Occupancy for the Company’s consolidated communities was 88.9% in the third quarter of 2015, an increase of 110 basis points from the third quarter of 2014 and 90 basis points from the second quarter of 2015. Same-community occupancy was 88.6% for the third quarter of 2015, a 60 basis point increase from the third quarter of 2014 and a 70 basis point increase from the second quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the third quarter of 2015 was $3,382, an increase of $171 per occupied unit, or 5.3%, as compared to the third quarter of 2014, and a 50 basis point improvement from the second quarter of 2015. Same-community average monthly rent was $3,338, an increase of $58 per occupied unit, or 1.8%, from the third quarter of 2014.

•	Adjusted EBITDAR was $36.4 million in the third quarter of 2015, an 8.7% increase from the third quarter of 2014. The four communities undergoing repositioning, lease-up or significant renovation and conversion generated an additional $0.8 million of EBITDAR. The Company’s Adjusted EBITDAR margin was 36.5% for the third quarter of 2015, a record-high third quarter margin for the Company and an increase of 90 basis points versus the third quarter of the prior year.

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•	Adjusted Cash From Facility Operations (“CFFO”) was $12.0 million, or $0.42 per share, in the third quarter of 2015, a 14.4% increase versus the third quarter of the prior year. Beginning in 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item. On a comparable basis, Adjusted CFFO was $10.5 million, or $0.37 per share in the third quarter of 2014.

•	The Company’s Net Income for the third quarter of 2015, including all communities, was $2.9 million, or $0.10 per share, due mostly to a $6.4 million gain on the sale of a community partially offset by non-cash amortization of resident leases of $3.0 million associated with communities acquired by the Company in the previous 12 months. Adjusted Net Income was $0.3 million, or $0.01 per share, for the third quarter of 2015.

•	The Company completed the acquisition of three communities during the third quarter of 2015 for a combined purchase price of approximately $49.8 million. These communities are expected to generate incremental annual CFFO of approximately $0.07 per share.

•	The Company announced today that it closed on the acquisition of another community on October 30, 2015, for a purchase price of approximately $38.0 million. This community expands our operations in Virginia and is expected to generate incremental annual CFFO of approximately $0.04 per share.

“We continue to demonstrate the advantages of our differentiated business strategy as we successfully execute on the multiple avenues of growth under our straightforward strategic plan. This produced substantial growth in all of our key metrics in the third quarter, including revenue, occupancy, average monthly rent, NOI, Adjusted EBITDAR and Adjusted CFFO as compared to the prior year,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our occupancy gains continue to outpace the industry, with same-community occupancy increasing 70 basis points from the second quarter of 2015 and 60 basis points from the third quarter of 2014. We continue to see limited new supply and construction in our local markets. Also, our conversions of independent living units to assisted living and memory care units continue to show timely progress.

“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We have closed on nine such communities so far this year, and we continue to pursue additional opportunities.

“We believe that we are well positioned to make sustainable meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply in our local markets, a strong housing market and an improving economy.”

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Recent Investment Activity

•	In the third quarter of 2015, the Company completed acquisitions of three senior living communities for a combined purchase price of $49.8 million. These communities expand the Company’s operations in Ohio, Indiana and Illinois, and are comprised of 270 units offering independent living, assisted living and memory care services.

Combined highlights of the transactions include:

•	Increases annual Adjusted CFFO by approximately $2.1 million, or $0.07 per share.

•	Adds approximately $1.0 million to earnings, or $0.03 per share.

•	Increases annual revenue by approximately $11.5 million.

•	Average monthly rents for the communities are approximately $3,850.

The communities were financed with an aggregate of approximately $34.3 million of non-recourse 10-year mortgage debt at an average fixed interest rate of 4.39%. Initial funding for one of the acquisitions was purposely limited to accommodate a like-kind exchange structure for tax purposes related to the Company’s sale of its community in Kansas. Additional funding of approximately $2.6 million is expected in the first half of 2016 at a fixed interest rate of 4.25%.

•	The Company closed on the sale of its only community in Kansas during the third quarter for approximately $14.8 million. The transaction was structured as a like-kind exchange with the net proceeds accretively reinvested in one of the communities the Company acquired in the third quarter.

•	In September 2015, the Company refinanced a bridge loan on a community that was originally set to mature in October 2015. The new mortgage is $8.4 million with a 4.7% fixed interest rate and matures in October 2025. The new mortgage replaced $8.5 million of variable-rate debt with an interest rate of approximately 3.9%.

•	Subject to completion of due diligence and customary closing conditions, acquisitions of three additional communities totaling approximately $17 million are expected to close by the end of December 2015, which will bring the Company’s total acquisitions in 2015 to approximately $180 million. The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations.

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Financial Results - Third Quarter

For the third quarter of 2015, the Company reported revenue of $104.4 million, compared to revenue of $98.5 million in the third quarter of 2014, an increase of 6.0%. Excluding the revenue of the five communities the Company has sold since the third quarter of 2014 from all appropriate periods, revenues increased $8.9 million, or 9.4%, in the third quarter of 2015 as compared to the third quarter of 2014, mostly due to the acquisition of 12 communities during or after the third quarter of 2014. Operating expenses for the third quarter of 2015 were $63.3 million, an increase of $3.5 million from the third quarter of 2014.

Revenue for consolidated communities excluding the four communities undergoing repositioning, lease-up or significant renovation and conversion increased 6.0% in the third quarter of 2015 as compared to the third quarter of 2014. Net operating income for these communities increased 6.4% in the third quarter of 2015 as compared to the third quarter of 2014. These increases were achieved with less units available for lease in the third quarter of 2015 than the third quarter of 2014 due to conversion and refurbishment projects currently in progress at certain communities during the third quarter of 2015.

General and administrative expenses for the third quarter of 2015 were $4.8 million, which includes $0.5 million of transaction and other one-time costs. Excluding transaction and other one-time costs, general and administrative expenses decreased $0.6 million in the third quarter of 2015 as compared to the third quarter of 2014. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 4.1% in the third quarter of 2015 as compared to 4.9% in the third quarter of 2014.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below). Also, as previously noted, beginning in 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item.

Adjusted EBITDAR for the third quarter of 2015 was approximately $36.4 million, an increase of $2.9 million, or 8.7%, from the third quarter of 2014. This does not include EBITDAR of $0.8 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the third quarter of 2015 was 36.5%, which is a record-high third quarter margin for the Company and an increase of 90 basis points from the third quarter 2014 margin of 35.6%.

The Company recorded net income of $2.9 million in the third quarter. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net income was $0.3 million, or $0.01 per share, in the third

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quarter of 2015. Adjusted CFFO was $12.0 million, or $0.42 per share, in the third quarter of 2015, a 14.4% increase from the third quarter of the prior year. On a comparable basis, Adjusted CFFO was $10.5 million, or $0.37 per share, in the third quarter of 2014.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the third quarter of 2015 increased 1.5% versus the third quarter of 2014. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the third quarter of this year as compared to the third quarter of last year. With a like number of units available in both years, same-community revenue would have increased approximately 2.5% in the third quarter of 2015 as compared to the third quarter of the prior year. Same-community expenses increased 1.4% from the third quarter of the prior year. Labor costs, including benefits, increased 0.8%, while food costs decreased 1.5% and utilities increased 1.4% in the third quarter of 2015 as compared to the third quarter of the prior year. Same-community net operating income increased 1.7% in the third quarter of 2015 as compared to the third quarter of 2014. With a like number of units available in both years, same-community net operating income would have increased approximately 3.5% from the third quarter of the prior year.

Capital expenditures for the third quarter of 2015 were $10.1 million, representing approximately $8.6 million of investment spending and approximately $1.5 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $505 per unit.

Balance Sheet

The Company ended the quarter with $47.8 million of cash and cash equivalents, including restricted cash, a decrease of $3.9 million since June 30, 2015. During the third quarter of 2015, the Company invested $15.5 million of cash as equity to complete the acquisitions of three communities and spent $10.1 million on capital improvements.

As of September 30, 2015, the Company financed its owned communities with mortgages totaling $709.5 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at September 30, 2015, at a current variable rate of approximately 4.65%. Otherwise, the Company has no mortgage maturities before the third quarter of 2017.

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The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q3 2015 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter 2015 financial results. The call will be held on Tuesday, November 3, 2015, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0720, confirmation code 1077698. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 3, 2015 at 8:00 p.m. Eastern Time, until November 12, 2015 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 1077698. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning November 4, 2015.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which

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integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 121 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,400 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,687	$39,209
Restricted cash	13,155	12,241
Accounts receivable, net	8,272	5,903
Accounts receivable from affiliates	3	5
Federal and state income taxes receivable	137	—
Deferred taxes	129	460
Assets held for sale	—	35,761
Property tax and insurance deposits	12,163	12,198
Prepaid expenses and other	4,721	6,797

Total current assets	73,267	112,574
Property and equipment, net	848,019	747,613
Other assets, net	38,117	37,514

Total assets	$959,403	$897,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$694	$2,540
Accounts payable to affiliates	—	7
Accrued expenses	34,837	32,154
Notes payable of assets held for sale	—	15,076
Current portion of notes payable	14,055	33,664
Current portion of deferred income and resident revenue	14,224	14,603
Current portion of capital lease and financing obligations	1,145	1,054
Federal and state income taxes payable	—	219
Customer deposits	1,950	1,499

Total current liabilities	66,905	100,816
Deferred income	14,494	15,949
Capital lease and financing obligations, net of current portion	39,228	40,016
Deferred taxes	129	460
Other long-term liabilities	1,326	1,426
Notes payable, net of current portion	697,687	597,860
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,519 and 29,097 in 2015 and 2014, respectively	299	294
Additional paid-in capital	157,858	151,069
Retained deficit	(17,589)	(9,255)
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	139,634	141,174

Total liabilities and shareholders’ equity	$959,403	$897,701

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Resident and healthcare revenue	$104,420	$98,466	$304,648	$280,240
Affiliated management services revenue	—	—	—	415
Community reimbursement revenue	—	17	—	3,110

Total revenues	104,420	98,483	304,648	283,765
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	63,649	59,992	184,487	171,268
General and administrative expenses	4,751	5,515	15,482	15,137
Facility lease expense	15,321	14,841	45,875	44,524
Stock-based compensation expense	2,301	1,599	6,745	5,676
Depreciation and amortization	12,722	13,840	38,985	35,607
Community reimbursement expense	—	17	—	3,110

Total expenses	98,744	95,804	291,574	275,322

Income from operations	5,676	2,679	13,074	8,443
Other income (expense):
Interest income	12	12	36	40
Interest expense	(8,994)	(8,255)	(26,022)	(22,785)
Write-off of deferred loan costs and prepayment premiums	(102)	—	(973)	(6,979)
Joint venture equity investment valuation gain	—	—	—	1,519

Gain (Loss) on disposition of assets, net	6,418	(1)	6,247	(11)
Equity in earnings of unconsolidated joint ventures, net	—	—	—	105
Other income	—	5	1	22

Income (Loss) before provision for income taxes	3,010	(5,560)	(7,637)	(19,646)
Provision for income taxes	(139)	(199)	(697)	(579)

Net income (loss)	$2,871	$(5,759)	$(8,334)	$(20,225)

Per share data:
Basic net income (loss) per share	$0.10	$(0.20)	$(0.28)	$(0.70)

Diluted net income (loss) per share	$0.10	$(0.20)	$(0.28)	$(0.70)

Weighted average shares outstanding — basic	28,732	28,371	28,668	28,273

Weighted average shares outstanding — diluted	28,733	28,371	28,668	28,273

Comprehensive income (loss)	$2,871	$(5,759)	$(8,334)	$(20,225)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net loss	$(8,334)	$(20,225)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,985	35,607
Amortization of deferred financing charges	853	999
Amortization of deferred lease costs and lease intangibles	987	922
Deferred income	(308)	(220)
Write-off of deferred loan costs and prepayment premiums	973	6,979
Joint venture equity investment valuation gain	—	(1,519)
(Gain) Loss on disposition of assets, net	(6,247)	11
Equity in earnings of unconsolidated joint ventures	—	(105)
Provision for bad debts	873	517
Stock-based compensation expense	6,745	5,676
Changes in operating assets and liabilities:
Accounts receivable	(3,240)	(2,481)
Accounts receivable from affiliates	2	410
Property tax and insurance deposits	35	376
Prepaid expenses and other	2,076	3,080
Other assets	(324)	756
Accounts payable	(1,853)	249
Accrued expenses	2,683	3,203
Federal and state income taxes receivable/payable	(356)	(91)
Customer deposits	(1,526)	824
Deferred resident revenue	451	117

Net cash provided by operating activities	32,475	35,085
Investing Activities
Capital expenditures	(23,665)	(13,394)
Cash paid for acquisitions	(124,460)	(145,555)
Proceeds from disposition of assets	43,460	4
Proceeds from SHPIII/CSL Transaction	—	2,532
Distributions from unconsolidated joint ventures	—	102

Net cash used in investing activities	(104,665)	(156,311)
Financing Activities
Proceeds from notes payable	150,034	267,685
Repayments of notes payable	(78,705)	(128,553)
Increase in restricted cash	(914)	(43)
Cash payments for capital lease and financing obligations	(697)	(630)
Cash proceeds from the issuance of common stock	42	169
Excess tax benefits on stock option exercised	7	(82)
Deferred financing charges paid	(2,099)	(3,115)

Net cash provided by financing activities	67,668	135,431

(Decrease) Increase in cash and cash equivalents	(4,522)	14,205
Cash and cash equivalents at beginning of period	39,209	13,611

Cash and cash equivalents at end of period	$34,687	$27,816

Supplemental Disclosures
Cash paid during the period for:
Interest	$24,707	$20,873

Income taxes	$1,028	$714

Non-cash transactions:
Assumption of debt related to disposition of assets (Sedgwick Sale Transaction)	$6,764	$—

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q3 15	Q3 14	Q3 15	Q3 14	Q3 15	Q3 14
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	70	66	8,945	8,718	6,741	6,771
Leased	50	50	6,333	6,333	4,931	4,990

Total	120	116	15,278	15,051	11,672	11,761

Independent living			6,984	7,597	5,458	6,171
Assisted living			8,294	7,454	6,214	5,590

Total			15,278	15,051	11,672	11,761

II. Percentage of Operating Portfolio
Consolidated communities
Owned	58.3%	56.9%	58.5%	57.9%	57.8%	57.6%
Leased	41.7%	43.1%	41.5%	42.1%	42.2%	42.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			45.7%	50.5%	46.8%	52.5%
Assisted living			54.3%	49.5%	53.2%	47.5%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results

	Q3 15	Q3 14
I. Owned communities
Number of communities	67	63
Resident capacity	8,336	8,109
Unit capacity (1)	6,293	6,275
Financial occupancy (2)	90.3%	89.0%
Revenue (in millions)	55.6	50.1
Operating expenses (in millions) (3)	31.3	28.3
Operating margin	44%	44%
Average monthly rent	3,259	2,993
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,758	4,841
Financial occupancy (2)	87.0%	86.2%
Revenue (in millions)	44.1	43.9
Operating expenses (in millions) (3)	22.2	21.8
Operating margin	50%	50%
Average monthly rent	3,551	3,503
III. Consolidated communities
Number of communities	116	112
Resident capacity	14,443	14,216
Unit capacity (1)	11,051	11,116
Financial occupancy (2)	88.9%	87.8%
Revenue (in millions)	99.7	94.0
Operating expenses (in millions) (3)	53.5	50.1
Operating margin	46%	47%
Average monthly rent	3,382	3,211
IV. Communities under management
Number of communities	116	112
Resident capacity	14,443	14,216
Unit capacity (1)	11,051	11,116
Financial occupancy (2)	88.9%	87.8%
Revenue (in millions)	99.7	94.0
Operating expenses (in millions) (3)	53.5	50.2
Operating margin	46%	47%
Average monthly rent	3,382	3,211
V. Same communities under management
Number of communities	104	104
Resident capacity	13,074	13,074
Unit capacity (1)	10,184	10,275
Financial occupancy (2)	88.6%	88.0%
Revenue (in millions)	90.4	89.0
Operating expenses (in millions) (3)	47.9	47.3
Operating margin	47%	47%
Average monthly rent	3,338	3,280
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third Quarter (4)	4.1%	4.9%
First nine months (4)	4.5%	4.7%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	697,729	558,726
Total variable rate mortgage debt	11,800	65,222
Weighted average interest rate	4.6%	4.7%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q3 15 than Q3 14 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, insurance and property taxes.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDAR
Net income from operations	$5,676	$2,679	$13,074	$8,443
Depreciation and amortization expense	12,722	13,840	38,985	35,607
Stock-based compensation expense	2,301	1,599	6,745	5,676
Facility lease expense	15,321	14,841	45,875	44,524
Provision for bad debts	329	145	873	517
Casualty losses	306	167	827	582
Transaction and conversion costs	543	858	2,007	2,098
Communities being repositioned/leased up	(776)	(618)	(2,127)	(971)

Adjusted EBITDAR	$36,422	$33,511	$106,259	$96,476

Adjusted EBITDAR Margin
Adjusted EBITDAR	$36,422	$33,511	$106,259	$96,476
Total revenues	$104,420	$98,483	$304,648	$283,765
Communities being repositioned/leased up	(4,648)	(4,370)	(13,431)	(10,073)

Adjusted revenues	$99,772	$94,113	$291,217	$273,692

Adjusted EBITDAR margin	36.5%	35.6%	36.5%	35.2%

Adjusted net income and net income per share
Net income (loss)	$2,871	$(5,759)	$(8,334)	$(20,225)
Casualty losses, net of tax	193	105	521	367
Transaction and conversion costs, net of tax	342	541	1,264	1,322
Resident lease amortization, net of tax	1,908	3,250	6,827	7,447
Write-off of deferred loan costs and prepayment premium, net of tax	64	—	613	4,397
Joint venture equity investment valuation gain, net of tax	—	—	—	(957)
Loss (Gain) on disposition of assets, net of tax	(4,043)	1	(3,936)	7
Deferred tax asset valuation allowance	(1,306)	2,068	3,044	7,463
Tax impact of 4 property sale	1	—	292	—
Communities being repositioned/leased up, net of tax	289	485	995	1,049

Adjusted net income	$319	$691	$1,286	$870

Adjusted net income per share	$0.01	$0.02	$0.04	$0.03

Diluted shares outstanding	28,733	28,374	28,670	28,277
Adjusted CFFO and Adjusted CFFO per share
Net loss	$2,871	$(5,759)	$(8,334)	$(20.225)
Non-cash charges, net	9,466	16,134	42,861	48,867
Recurring capital expenditures	(1,109)	(1,090)	(3,291)	(3,155)
Casualty losses	306	167	827	582
Transaction and conversion costs	543	858	2,007	2,098
Tax impact of 4 property sale	1	—	292	—
Tax impact of Spring Meadows Transaction	(106)	(106)	(318)	(318)
Communities being repositioned/leased up, net of tax	(14)	246)	143	683

Adjusted CFFO	$11,958	$10,450	$34,187	$28,532

Adjusted CFFO per share	$0.42	$0.37	$1.19	$1.01

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